EXHIBIT 5.1

OPINION OF COUNSEL

May 11, 2006

Reptron Electronics, Inc.

13700 Reptron Boulevard, Tampa, Florida

Gentlemen:

We have acted as counsel for Reptron Electronics, Inc. (the “Company”) in connection with the filing of a registration statement on Form S-8 (the “registration statement”) under the Securities Act of 1933, as amended, covering 1,000,000 shares of common stock, (the “Shares”) of the Company issuable under the Reptron Electronics, Inc. 2004 Stock Option Plan (the “2004 Plan”).

We have reviewed those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

Based on the foregoing, it is our opinion that, under the corporate laws of the State of Florida, the Shares have been duly authorized under the Company’s Amended and Restated Articles of Incorporation. With respect to 500,000 of the Shares, such shares, when issued and sold by the Company pursuant to the terms of the 2004 Plan upon exercise of options granted thereunder and, upon payment therefore and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable securities of the Company. With respect to the Shares in excess of 500,000 up to 1,000,000, upon the Company’s stockholder’s approval of the amendment to the Plan adopted by the Board of Directors of the Company on March 31, 2006, increasing the number of shares of the Company’s common stock available for issuance pursuant to the Plan from 500,000 to 1,000,000, such shares, when issued and sold by the Company pursuant to the terms of the Plan upon exercise of options granted thereunder and, upon payment therefore in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable securities of the Company.

This opinion is dated as of the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to this opinion under Item 5 in the registration statement.

Sincerely,

GARVEY SCHUBERT BARER

By:	/s/ A. Jeffery Bird
A. Jeffery Bird